Exhibit 4.5

EXECUTION VERSION

AMENDED AND RESTATED COUNTERPART AGREEMENT

This AMENDED AND RESTATED COUNTERPART AGREEMENT, dated September 23, 2022 (this “Counterpart Agreement”) is delivered pursuant to that certain Credit and Guaranty Agreement, dated November 15, 2019 (as amended prior to the date hereof and as it may be further amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Grifols Worldwide Operations Limited, a private company validly incorporated and existing under the laws of Ireland (the “Foreign Borrower”), Grifols Worldwide Operations USA, Inc., a Delaware corporation (the “U.S. Borrower”), Grifols, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Spanish Borrower” and the “Parent” and, together with the Foreign Borrower and the U.S. Borrower, the “Borrowers”), as a Guarantor and the Spanish Borrower, and certain Subsidiaries of the Parent, as Guarantors, the Lenders party thereto from time to time, and Bank of America, N.A., as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, the “Collateral Agent”). This Counterpart Agreement amends and restates in its entirety that certain Counterpart Agreement (the “Original Counterpart Agreement”) dated as of April 25, 2022 (the “Original Signing Date”) by and among the Administrative Agent and Tiancheng (Germany) Pharmaceutical Holdings AG (now Grifols Biotest Holdings GmbH).

Section 1. Pursuant to Section 5.12 of the Credit Agreement, the undersigned hereby:

(a) agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof;

(b)represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Loan Document and applicable to the undersigned is true and correct both before and after giving effect to this Counterpart Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct as of such earlier date;

(c)no event has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof, that would constitute an Event of Default or a Default;

(d)agrees, to irrevocably, unconditionally, jointly and severally with the other Guarantors, to guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and in accordance with Article VII of the Credit Agreement; and

(e)the undersigned hereby agrees that a counterpart signature page of this Counterpart Agreement may be attached to that certain Master Intercompany Note Number 3, dated as of November 15, 2019, by and among the Parent and certain of its subsidiaries (the “Master Intercompany Note”) and that hereinafter, the undersigned shall be deemed an “Additional Party”, “Payor” and “Payee” under, and in each case, as defined in, the Master Intercompany Note.

Section 2. The undersigned agrees from time to time, upon request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may request to effect the transactions contemplated by, and to carry out the intent of, this Counterpart Agreement.  Neither this Counterpart Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Counterpart Agreement) against whom enforcement of such change, waiver, discharge or termination is sought.  Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 10.01 of the Credit Agreement, and for all purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof.  In case any provision in or obligation under this Counterpart Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 3.  Guaranty limitations for German Guarantors

(a)	For the purposes of this Section 3 (Guaranty limitations for German Guarantors):

“German Guarantor” means any Guarantor incorporated in the Federal Republic of Germany as (i) a limited liability company (Gesellschaft mit beschränkter Haftung) (a “German GmbH Guarantor”) or (ii) a limited partnership (Kommanditgesellschaft) with a German limited liability company as general partner (a “German GmbH & Co. KG Guarantor”);

“Net Assets” means for each German Guarantor (i) the net assets (Reinvermögen) available for distribution to the shareholders calculated in accordance with applicable law and the jurisprudence from time to time of the German Federal Supreme Court (Bundesgerichtshof) relating to the protection of liable capital under sections 30 and 31 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung – GmbHG) taking into account, if applicable, subsection 6 of section 253, subsection 8 of section 268 and subsection 5 of section 272 of the German Commercial Code (Handelsgesetzbuch) (in each case, as amended from time to time) of that German GmbH Guarantor, or, in the case of a German GmbH & Co. KG Guarantor, its general partner (Komplementär), and in each case without deducting the Registered Capital of that German Guarantor; less (ii) the Registered Capital of that German Guarantor.

“Registered Capital” means the relevant German GmbH Guarantor's share capital (Stammkapital) or, in the case of a German GmbH & Co. KG Guarantor, the share capital (Stammkapital) of its general partner (Komplementär), in each case, as registered in the commercial register (Handelsregister).

(b)

Each Secured Party agrees, other than in accordance with the procedure set out in paragraph (h) below, not to enforce any guaranty and/or indemnity under Article VII of the Credit Agreement, this Counterpart Agreement, any other Loan Document or the Master Intercompany Note granted, created or incurred by any German Guarantor (“Guaranty”), if and to the extent the Guaranty is for the obligations or liabilities of:

(i)	an Affiliate of that German Guarantor that is not a direct or indirect Subsidiary of that German Guarantor; or
(ii)

a direct or indirect Subsidiary of that German Guarantor if and to the extent such obligations or liabilities (including guaranties) secure obligations or liabilities of a member of the Group that is not a direct or indirect Subsidiary of that German Guarantor,

(an “Up-Stream or Cross-Stream Guaranty”),

if and to the extent such enforcement would cause the relevant German Guarantor's Net Assets or, in the case of a German GmbH & Co. KG Guarantor, its general partner's Net Assets, to be reduced below zero or further reduced if already below zero.

(c)	For the purposes of the calculation of the Net Assets the following balance sheet items shall be adjusted as follows:
(i)

the amount of any increase of the stated share capital (Stammkapital) of the relevant German Guarantor or, in case of a German GmbH & Co. KG Guarantor, its general partner (Komplementär), after the date of this Counterpart Agreement that has been effected without the prior written consent of the Administrative Agent or which is not permitted under the Credit Agreement, this Counterpart Agreement, any other Loan Document or the Master Intercompany Note, shall be deducted from the relevant stated share capital;

(ii)

in case the stated share capital (Stammkapital) of that German Guarantor or, in the case of a German GmbH & Co. KG Guarantor, its general partner (Komplementär), is not fully paid in, the amount by which the stated share capital (Stammkapital) exceeds the amount of the share capital paid in shall be deducted from the stated share capital (Stammkapital);

(iii)

indebtedness which is subordinated pursuant to section 39 subsection 1 no. 5 or subsection 2 of the German Insolvency Code (Insolvenzordnung) to any financial indebtedness outstanding under the Credit Agreement, this Counterpart Agreement, any other Loan Document or the Master Intercompany Note shall be disregarded; and

(iv)	loans or other liabilities incurred in violation of the provisions of the Credit Agreement, this Counterpart Agreement, any other Loan Document or the Master Intercompany Note shall be disregarded.
(d)

The relevant German Guarantor shall deliver to the Administrative Agent, within ten (10) Business Days after receipt from the Administrative Agent of a written notice stating that it intends to demand payment under the Guaranty (an “Enforcement Notice”):

(i)	a confirmation to what extent the guaranty and/or indemnity is an Up-Stream or Cross-Stream Guaranty; and
(ii)

an up-to-date balance sheet of the German Guarantor or, in the case of a German GmbH & Co. KG Guarantor, of that partnership and its general partner, together with a detailed calculation (reasonably satisfactory to the Administrative Agent) of the amount of the Net Assets of the relevant company taking into account the adjustments set forth in paragraph (c) above, the amount of such Up-Stream or Cross-Stream Guaranty which cannot be enforced as it would otherwise cause its or, in the case of a German GmbH & Co. KG Guarantor, its general partner's, Net Assets to be reduced below zero or further reduced if already below zero and a statement if and to what extent a realization or other measures undertaken in accordance with the mitigation provisions set out in paragraph (g) below would not prevent such situation (the “Management Determination”). The relevant German Guarantor shall fulfill its obligations under the Guaranty and the Administrative Agent shall be entitled to enforce the Guaranty in an amount which would, in accordance with the Management Determination, not cause the relevant German Guarantor's or, in the case of a German GmbH & Co. KG Guarantor, its general partner's, Net Assets to be reduced below zero or further reduced if already below zero.

(e)

Following the Administrative Agent's receipt of the Management Determination, upon request by the Administrative Agent (acting reasonably) the relevant German Guarantor shall deliver to the Administrative Agent within thirty (30) Business Days of request an up-to-date balance sheet of the German Guarantor or, in the case of a German GmbH & Co. KG Guarantor, of that partnership and its general partner, drawn-up by an auditor appointed by the relevant German Guarantor in consultation with the Administrative Agent, together with a detailed calculation (reasonably satisfactory to the Administrative Agent) of the amount of the Net Assets of the relevant company taking into account the adjustments set forth in paragraph (c) above, the amount of such Up-Stream or Cross-Stream Guaranty which cannot be enforced as it would otherwise cause its or, in the case of a German GmbH & Co. KG Guarantor, its general partner's, Net Assets to be reduced below zero or further reduced if already below zero and a statement if and to what extent a realization or other measures undertaken in accordance with the mitigation provisions set out in paragraph (g) below would not prevent such situation (the “Auditor's Determination”). The Auditor's Determination shall be prepared as of the date of the enforcement of the Guaranty. The German Guarantor shall fulfill its obligations under the Guaranty and the Administrative Agent shall be entitled to enforce the Guaranty in an amount which would, in accordance with the Auditor's Determination, not cause the relevant German Guarantor's or, in the case of a German GmbH & Co. KG Guarantor, its general partner's, Net Assets to be reduced below zero or further reduced if already below zero.

(f)

If the amount being enforceable under the Guaranty pursuant to the Auditor's Determination is lower than the amount being enforceable under the Guaranty pursuant to the Management Determination and if, and to the extent that, the Guaranty has been enforced up to the amount set out in the Management Determination, the Secured Parties shall upon written demand by the German Guarantor to the Administrative Agent or to the respective Lender Counterparty repay any enforcement proceeds (if and to the extent already received by the relevant Secured Parties) to the relevant German Guarantor in an amount equal to the difference between the amount enforceable pursuant to the Management Determination and the amount enforceable pursuant to the Auditor's Determination, provided that such demand for repayment is made by the relevant German Guarantor to the Administrative Agent or Lender Counterparty within thirty (30) Business Days (Ausschlussfrist) of the delivery of the Auditor's Determination. The Auditor's Determination shall be binding for all the parties to the Credit Agreement, this Counterpart Agreement, any other Loan Document or the Master Intercompany Note.

(g)

Where a German Guarantor claims in accordance with the provisions of paragraphs (d) to (f) above that the Guaranty can only be enforced in a limited amount, each German Guarantor and, in the case of a German GmbH & Co. KG Guarantor, also its general partner, shall within two (2) months after a written request of the Administrative Agent realize, to the extent legally permitted and commercially justifiable with respect to the cost and effort involved, any and all of its assets which are not required for the relevant German Guarantor's business (nicht betriebsnotwendig) and that are shown in the balance sheet with a book value (Buchwert) that is substantially lower than the market value of the relevant assets. The book value shall be deemed to be significantly lower than the market value, if the market value exceeds the book value by at least twenty (20) per cent. After the expiry of such two (2) months period, the relevant German Guarantor shall, within three (3) Business Days, notify the Administrative Agent of the amount of the net proceeds from the relevant sale and submit a statement with a new calculation of the amount of the Net Assets of the German GmbH Guarantor or, in the case of a German GmbH & Co. KG Guarantor, of its general partner, taking into account such proceeds. Such calculation shall, upon the Administrative Agent's request, be confirmed by the auditor within a period of thirty (30) Business Days following the request.

(h)	The limitations set out in this Section 3 (Guaranty limitations for German Guarantors) shall not apply:
(i)	to any amounts due and payable under the Guaranty, which relate:
(A)

to funds (including, but not limited to, Loans and Ancillary Facilities) which have been on-lent or otherwise made available to the relevant German Guarantor or to a Subsidiary of such German Guarantor and which are still outstanding or any other own liabilities of the relevant German Guarantor under the Credit Agreement, this Counterpart Agreement, any other Loan Document or the Master Intercompany Note; or

(B)	to letters of credit or similar instruments to the extent issued for the benefit of the relevant German Guarantor or any of its Subsidiaries and which are still outstanding; or
(ii)	for so long as the relevant German Guarantor has not complied with its obligations pursuant to paragraph (d) through (g) of this Section 3 (Guaranty limitations for German Guarantors); or

(iii)

if the German Guarantor (as dominated entity and/or transferor) is subject to a domination and/or profit and loss pooling agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) with its shareholder on the date of the enforcement of the Guaranty unless the German Guarantor has proven by way of a final (rechtskräftig) court judgement that the existence of a domination and/or profit and loss pooling agreement is not sufficient to disapply section 30 subsection 1 sentence 1 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung – GmbHG) and any other provision of statutory law of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung – GmbHG), the German Stock Corporation Act (Aktiengesetz), the German Criminal Code (Strafgesetzbuch) or mandatory provisions of the German Civil Code (Bürgerliches Gesetzbuch) (together, the “Relevant Provisions”), in each case the breach of which would result in a personal or criminal liability of the managing directors of the German GmbH Guarantor or, in the case of a German GmbH & Co. KG Guarantor, of the managing directors of its general partner, which has its basis (Ursprung) in the granting of an Up-Stream or Cross-Stream Guaranty. Each of the Secured Parties agrees that if court proceedings to obtain a final judgment in that respect has been initiated (anhängig) by the German Guarantor no later than twenty (20) Business Days after the Enforcement Notice (and such German Guarantor does not terminate such proceedings itself), they will only enforce the Guaranty subject to the limitations set out in paragraphs (a) through (g) above (the “Limitations on Enforcement”) until such proceedings have been settled by a final court judgment on the merits (Begründetheit) provided that if a judgement is rendered which is not based on the merits the Limitations on Enforcement shall only continue to be applicable if the German Guarantor initiates new court proceedings within twenty (20) Business Days of such judgment. Irrespective of the preceding sentences, a decision of the Federal Supreme Court (Bundesgerichtshof) ruling on whether the existence of a domination and/or profit and loss pooling agreement is sufficient to disapply section 30 subsection 1 sentence 1 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung – GmbHG) and any other Relevant Provisions to avoid any personal or criminal liability of the managing directors of the German Guarantor or, in the case of a German GmbH & Co. KG Guarantor, of the managing directors of its general partner in respect of the taking out of a guaranty or surety or providing of security interests for debt of the parent entity of the guarantor, the surety company or the security provider, respectively, or its direct or indirect subsidiaries, if these subsidiaries are not subsidiaries of the guarantor, surety company or security provider, respectively, shall be deemed as sufficient evidence as between the parties to the Credit Agreement, this Counterpart Agreement, any other Loan Document or the Master Intercompany Note in respect of that question. In any case, however, the German Guarantor may only rely on this paragraph (h)(iii) if and to the extent the German Guarantor confirms in the Management Determination (and the auditors confirm in the Auditor's Determination) that the German Guarantor's claims for the reimbursement of losses (and indemnity claims which would arise following payment under the Guaranty) against its direct or indirect shareholders would not be of substance (nicht werthaltig); or

(iv)

if and to the extent the German Guarantor holds on the date of enforcement of the Guaranty a valuable indemnity or claim for refund (vollwertiger Gegenleistungs- oder Rückgewähranspruch) against its direct or indirect shareholder; or

(v)

if and to the extent payment under the Guaranty would not result in a violation of the capital maintenance requirements set out in section 30 subsection 1 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung – GmbHG) and would not otherwise result in a personal or criminal liability of the managing directors of the German GmbH Guarantor or, in the case of a German GmbH & Co. KG Guarantor, of the managing directors of its general partner as a result of a breach of statutory obligations under any of the Relevant Provisions, which has its basis (Ursprung) in the granting of Up-Stream or Cross-Stream Guaranties.

(i)

No reduction of the amount enforceable under any Guaranty in accordance with the above limitations will prejudice the rights of the Secured Parties to continue enforcing such Guaranty (subject always to the restrictions set out in this Section 3 (Guaranty limitations for German Guarantors) at the time of such enforcement) until full and irrevocable satisfaction of the amounts owing under the guaranteed and/or indemnified claims.

(j)

Notwithstanding anything to the contrary in this Counterpart Agreement, this Section 3 (Guaranty limitations for German Guarantors) and any rights and/or obligations arising out of it shall be governed by, and shall be construed and enforced in accordance with, German law.

Section 4.  Miscellaneous

The parties hereto acknowledge and agree that Tiancheng (Germany) Pharmaceutical Holdings AG (“Tiancheng Holdings”) was party to the Original Counterpart Agreement and that Tiancheng Holdings changed its name to Grifols Biotest Holdings GmbH (the “Guarantor”) and changed its corporate form from a German stock corporation (Aktiengesellschaft) to a German limited liability company (Gesellschaft mit beschränkter Haftung) (collectively, the “Corporate Change”).  Notwithstanding the Corporate Change, the Guarantor confirms and reaffirms all of its obligations under the Original Counterpart Agreement and agrees that the Original Counterpart Agreement in the form of this amended and restated Counterpart Agreement continues to be enforceable against the Guarantor as an original party thereto. The Guarantor hereby ratifies, confirms and reaffirms, all of its payment and performance obligations and obligations to indemnify, contingent or otherwise, as applicable, under the Original Counterpart Agreement in the form of this amended and restated Counterpart Agreement and each other Loan Document to which it is a party, and hereby ratifies and reaffirms, its grant of Liens on, or security interests in, its properties pursuant to the Loan Documents to which it is a party as security for the Obligations, and confirms and agrees that such Liens and security interests hereafter secure all of the Obligations.  The Guarantor agrees and acknowledges that each of the Loan Documents to which it is a party remains in full force and effect and are hereby ratified and confirmed.

This Counterpart Agreement may be executed by one or more of the parties to this Counterpart Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Counterpart Agreement by e-mail or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Counterpart Agreement shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record. A complete set of counterparts shall be lodged with the Parent and the Administrative Agent.

EXCEPT AS EXPRESSLY STATED OTHERWISE HEREIN, THIS COUNTERPART AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

GRIFOLS BIOTEST HOLDINGS GMBH

By:	/s/ Petros Gatsios
Name:	Dr. Petros Gatsios
Title:	Managing Director

By:
Name:
Title:

Address for Notices:

Avinguda de la Generalitat, 152-158
Parc de Negocis Can Sant Joan
Sant Cugat del Vallès
08174 Barcelona Spain
Attention: Alfredo Arroyo
Email: alfredo.arroyo@grifols.com

With a copy to:
Proskauer Rose LLP
11 Times Square
New York, New York
Attention: Carlos E. Martinez
Email: CMartinez@proskauer.com

[Signature Page to Counterpart Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

GRIFOLS BIOTEST HOLDINGS GMBH

By:
Name:
Title:

By:	/s/ AINHOA MENDIZABAL ZUBIAGA
Name:	AINHOA MENDIZABAL ZUBIAGA
Title:	MANAGING DIRECTOR

Address for Notices:

Avinguda de la Generalitat, 152-158
Parc de Negocis Can Sant Joan
Sant Cugat del Vallès
08174 Barcelona Spain
Attention: Alfredo Arroyo
Email: alfredo.arroyo@grifols.com

With a copy to:
Proskauer Rose LLP
11 Times Square
New York, New York
Attention: Carlos E. Martinez
Email: CMartinez@proskauer.com

[Signature Page to Counterpart Agreement]

ACKNOWLEDGED AND ACCEPTED,
as of the date above first written:

BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent

By:	/s/ Angela Larkin
Name:	Angela Larkin
Title:	Vice President

[Signature Page to Counterpart Agreement]